Exhibit 10 (r)
December 21, 2005
Amendment to Alfred H. Racine III Employment Agreement
With Catuity Inc. Dated September 23, 2004
As Amended Effective September 7, 2005
The Employment Agreement of Alfred H. Racine dated September 23, 2004 and subsequently amended effective September 7, 2005, with Catuity Inc. (“Agreement”) is hereby amended, as follows. All terms and conditions in the Employment Agreement that have not been amended as part of this Amendment shall remain in full force and effect.
The following paragraphs are added at the end of .Section 10 (a) Stock Options & Restricted Stock Grant.:
If the stockholders vote to not approve the stock options and grants as provided above:
a. The stock options and grants will be valued by a competent valuation expert to be selected by Catuity’s Board of Directors (.Board.). The appraiser will value each vesting-tranche separately, according to such valuation criteria as the appraiser deems appropriate, however, the appraiser shall consider the shares at market value and shall not consider the lack of liquidity or that the shares are minority shares. To the extent possible and feasible, the valuation shall be as of the anticipated vesting date.
b. As and when each tranche vests, it will be paid in cash (subject to payout terms below). Each tranche is subject to forfeiture on the same terms that the underlying option or grant was so subject.
c. The tranche shall be settled in cash. However, the tranche is payable over time if at the time the tranche is payable, either (i) Catuity has not been cash-flow-positive for the immediately preceding 9-month period, or (ii) the Board reasonably concludes that immediate payment would unreasonably impair Catuity’s cash position (in light of its then cash position, and anticipated sources and needs). If so, then Catuity will pay an amount of cash down as the Board reasonably concludes will not unreasonably impact Catuity’s cash position and will pay the balance in equal quarterly payments of principal and interest at the “applicable federal rate” as in effect at the time the tranche vested, over a term not exceeding 20 quarters that the Board reasonably determines as a fair balance between Catuity’s anticipated cash sources and needs, and Mr. Racine’s reasonable expectation of prompt payment.

Signed: /s/ Clifford W. Chapman	Signed: /s/ Alfred H. (John) Racine
Clifford W. Chapman	Alfred H. (John) Racine
Chairman, Compensation Committee	President & CEO
(By Order of the Board)	December 21, 2005
December 21, 2005

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